FREE WRITING PROSPECTUS Dated October 17, 2012	Filed Pursuant to Rule 433 Registration No. 333-163392 Registration No. 333-163392-16

$1.26 bln Ally Prime Auto Loans (“ALLYA”) 2012-5 ** PRICED **

JOINT BOOKRUNNERS: RBC (str), BAML, Citi

CO-MANAGERS: BMO, National Bank Financial, Natixis, SocGen, Scotia

CLS	$AMT-mm	WAL	S/F	WIN	E.FIN	L.FIN	SPRD	YLD%	CPN%	$Px
A-1	300.000	0.34	A-1+/F1+	1-9	07/13	11/15/13		0.250	0.25	100.00000%
A-2	393.000	1.20	AAA/AAA	9-21	07/14	07/15/15	E+14	0.460	0.45	99.98852%
A-3	400.000	2.43	AAA/AAA	21-39	01/16	03/15/17	iS+20	0.630	0.62	99.97787%
A-4	167.260	3.67	AAA/AAA	39-48	10/16	01/16/18	iS+25	0.856	0.85	99.98383%
B	40.310	NOT OFFERED
C	26.870	NOT OFFERED
D	13.440	NOT OFFERED

* Expected Settle:	10/24/12
* First Payment Date:	11/15/12
* Expected Ratings:	S&P and Fitch
* Bill & Deliver:	RBC
* ERISA Eligible:	Yes
* Format:	SEC Registered
* Min Denoms:	$1k by $1k
* Timing:	Priced

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.